Exhibit 19
THE ALLSTATE CORPORATION
INSIDER TRADING POLICY
(Revised July 14, 2023)
Overview
Key Principle
We do not trade in securities whenever we are aware of material, nonpublic information.
Policy Statement
It is the policy of Allstate to comply with all applicable securities laws and regulations. Allstate has important responsibilities to establish controls to ensure compliance with such laws and regulations. It must take steps to ensure that material, nonpublic information about its business is kept confidential. When the appropriate time comes to release material information to the public, Allstate must release such information in a responsible and lawful manner.
Allstate must also establish controls to prevent trading on “inside” or material, nonpublic information. It is essential that officers, directors, and employees understand their roles in ensuring that Allstate meets these responsibilities by observing The Allstate Corporation Insider Trading Policy.
Definitions
Allstate or the Corporation
Allstate or the Corporation means The Allstate Corporation and its subsidiaries.
Trading Restriction Period
A Trading Restriction Period is a period of time during which certain officers, directors, and employees are prohibited from trading in securities issued by Allstate, unless special permission is granted by the general counsel of The Allstate Corporation.
Trading Restriction Periods are specified by the chief executive officer, the chief financial officer, or the general counsel and occur quarterly and at other times as the chief executive officer, the chief financial officer, or the general counsel deem appropriate.
Trading Restriction Period Participants
Trading Restriction Period Participants are (1) directors of The Allstate Corporation, (2) executive officers who have been designated by the Board of Directors as being subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934 (together with the directors of The Allstate Corporation, the “Section 16 Reporting Persons”), and (3) such other officers, directors, and employees of Allstate as may be identified by The Allstate Corporation’s chief executive officer, chief financial officer, or general counsel from time to time. Individuals are notified prior to each Trading Restriction Period of their status as a Trading Restriction Period Participant and the duration of the applicable Trading Restriction Period.
Insider Trading
Insider trading is buying or selling securities “on the basis of” material, nonpublic information about Allstate by anyone who has a fiduciary or other relationship of trust and confidence with the Corporation, such as an officer, director, or employee, or an outside advisor, friend, or family
The Allstate Corporation Insider Trading Policy – July 14, 2023 Edition

Exhibit 19
member. Buying or selling securities “on the basis of” material, nonpublic information means that the person or entity buying or selling securities is aware of the information at the time of purchase or sale.
Material, Nonpublic Information
Information is material if there is a substantial likelihood that, considering all of the surrounding facts and circumstances, a reasonable investor would consider that information important to an investment decision.
Information is deemed to be nonpublic until it has been disseminated by a method that is reasonably designed to provide broad, nonexclusionary distribution of the information to the public, usually by means of a press release, Form 8-K, 10-Q, or 10-K filed with the Securities and Exchange Commission (“SEC”), or any other Regulation FD compliant method.
Policy
Policy means The Allstate Corporation Insider Trading Policy.
Rule 10b5-1 Trading Plan
A Trading Plan is a preset contract, instruction, or a written plan regarding the purchase or sale of securities pursuant to the requirement of the SEC’s Rule 10b5-1(c).
Senior Executives
Senior Executives include the chief executive officer, president, executive vice presidents, and controller of The Allstate Corporation and presidents and executive vice presidents of Allstate Insurance Company.
General Policy
Prohibition on Trading in Allstate Securities on the Basis of Material, Nonpublic Information
Allstate and all of its officers, directors, and employees are prohibited from trading in securities of the Corporation on the basis of material, nonpublic information about Allstate. Officers, directors, and employees of Allstate are also prohibited from assisting others to trade in Allstate securities on the basis of material, nonpublic information.
Allstate may repurchase its own previously issued securities in accordance with the redemption terms of such securities and in compliance with all relevant securities laws, consistent with advice of counsel.
Prohibition on Trading in Securities of Other Companies on the Basis of Material, Nonpublic Information
Allstate officers, directors, and employees who, in the course of their work, learn of material, nonpublic information about another company are prohibited from trading in the securities of such other company. Such individuals are required to maintain the confidentiality of material, nonpublic information until it has been broadly disseminated to the public or until the information is no longer material.

The Allstate Corporation Insider Trading Policy – July 14, 2023 Edition

Exhibit 19
Safeguarding Material, Nonpublic Information
Confidentiality
All officers, directors, and employees of Allstate are required to maintain the confidentiality of material, nonpublic information about the Corporation until such information has been broadly disseminated to the public or until the information is no longer material.
Such individuals are also personally responsible for ensuring that members of their immediate families and households maintain the confidentiality of material, nonpublic information and do not trade on the basis of such information.
Prohibition on Hedging Transactions and Pledging
Allstate and all of its officers, directors, and employees are prohibited from directly or indirectly engaging in transactions with respect to securities issued by the Corporation that might be considered speculative and engaging in derivative or other transactions designed to hedge or offset any decrease in the market value of the Corporation’s securities. Such transactions may include, among others, selling securities short, buying or selling options, puts or calls, and entering into prepaid variable forward contracts, equity swaps or collars.
In addition, directors of The Allstate Corporation and Senior Executives (as defined in this Policy) are subject to The Allstate Corporation Pledging Policy.
Prohibition on Trading During Trading Restriction Periods
Trading Restriction Period Participants are prohibited from trading in securities issued by Allstate during Trading Restriction Periods unless they have obtained the permission of the general counsel of The Allstate Corporation.
Prohibition on Trading During Plan Trading Restriction Periods
A plan Trading Restriction Period is any period of more than three consecutive business days during which at least 50% of participants or beneficiaries are temporarily prevented from making equity securities transactions through plan accounts, such as the Allstate 401(k) Savings Plan. Allstate shall provide timely notice to affected plan participants and to the SEC of any such plan Trading Restriction Period.
Allstate officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 may not purchase, sell, pledge, or otherwise acquire or transfer any Allstate equity security acquired in connection with the officer’s service or employment with Allstate during such plan Trading Restriction Period unless he or she has obtained the permission of The Allstate Corporation’s general counsel. The general counsel may give such permission in accordance with rules adopted by the SEC under the Sarbanes-Oxley Act of 2002.
Rule 10b5-1 Trading Plans
A purchase or sale of a security made pursuant to a trading plan adopted in accordance with the SEC’s Rule 10b5-1(c) shall not be deemed a violation of this Policy even if such trade takes place during a Trading Restriction Period or while the person or entity making such trade was aware of material, nonpublic information so long as such trading plan was adopted prior to the Trading Restriction Period and at a time when such person or entity was not aware of material, nonpublic information. Section 16 Reporting Persons are required to pre-clear their trading plans with Law & Regulation – Corporate Governance. Additionally, Section 16 Reporting Persons are required to notify Law & Regulation – Corporate Governance of any modification or termination of their trading plans.
The Allstate Corporation Insider Trading Policy – July 14, 2023 Edition

Exhibit 19
Allstate is required to disclose the adoption, modification, and termination of Rule 10b5-1 Trading Plans and certain other pre-set trading arrangements by Section 16 Reporting Persons in its quarterly SEC reporting on Form 10-K and 10-Q.
General Provisions
Consequences of Violating the Policy
In addition to the serious sanctions imposed by law or regulation, employee violations of this Policy are grounds for disciplinary action, up to and including immediate termination of employment.
Approval and Implementation of the Policy
The Allstate Corporation’s Nominating, Governance, and Social Responsibility Committee is responsible for reviewing this Policy at least annually and recommending any changes to the Corporation’s board for approval.
The Allstate Corporation’s general counsel is authorized to interpret this Policy and to publish materials that elaborate on its provisions.
The Allstate Corporation Insider Trading Policy – July 14, 2023 Edition